Exhibit 10.1
Micron Technology, Inc.
Executive Officer Cash Severance Policy (the “Policy”)

Micron Technology, Inc. (the “Company”) will not enter into any new employment agreement, severance agreement or separation agreement with any officer as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (“Executive Officer”) or establish any new severance plan or policy covering any Executive Officer that provides for Cash Severance Benefits exceeding 2.99 times the sum of the Executive Officer’s base salary plus target bonus opportunity without seeking shareholder ratification of such agreement, plan or policy. In addition, any cash payments that may be owed under any existing agreement, plan or policy entered into with an Executive Officer prior to the adoption of this Policy will be reduced to the extent necessary to not exceed 2.99 times the sum of the Executive Officer’s base salary plus target bonus opportunity, unless shareholder ratification is obtained.
For purposes of this Policy:
•“Cash Severance Benefits” means cash payments to an Executive Officer for the Executive Officer’s termination of employment, or to offset any tax liability relating to such termination payments. It does not include:
oThe payment, vesting or acceleration of equity-based awards granted under Company equity plans,
oThe payment or provision of perquisites (flights, security, car allowances, executive physicals, club dues, etc.) and other similar benefits generally available to similarly-situated employees,
oAny earned but unpaid bonus under any Company plan or policy,
oPayment of deferred compensation, 401(k) matching, health savings matching contributions, retirement benefits or other vested employee benefits provided under any Company benefit plan or policy, or
oAccrued but unpaid base salary, or vacation pay or expense reimbursements as of the termination date.
•The Compensation Committee of the Board is responsible for administering this Policy, including but not limited to, full authority to enforce and interpret this Policy.

Adopted: October 12, 2023